EXHIBIT 99.1
VISTAPRINT N.V.

2011 EQUITY INCENTIVE PLAN
1. Purpose
     The purpose of this 2011 Equity Incentive Plan (the “Plan”) of Vistaprint N.V., a company incorporated under the laws of the Netherlands (the “Company”), is to advance the interests of the Company’s shareholders by enhancing the Company’s ability to attract, retain and motivate individuals who are expected to make important contributions to the Company and by providing such individuals with equity ownership opportunities and performance-based incentives that are intended to better align the interests of the individuals with those of the Company’s shareholders. Except where the context otherwise requires, the term “Company” includes any of the Company’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the United States Internal Revenue Code of 1986, as amended, and any regulations thereunder (the “Code”) and any other business venture (including, without limitation, joint venture or limited liability company) in which the Company has a controlling interest, as determined by the Company’s Supervisory Board.
2. Eligibility
     All of the Company’s employees, officers and directors, including members of the Company’s Management Board and Supervisory Board, as well as consultants and advisors to the Company (as the terms “consultants” and “advisors” are defined and interpreted for purposes of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), or any successor form) are eligible to be granted Awards under the Plan. Each person who is granted an Award under the Plan is deemed a “Participant.” “Award” means Options (as defined in Section 5), SARs (as defined in Section 6), Restricted Shares (as defined in Section 7), RSUs (as defined in Section 7) and Other Share-Based Awards (as defined in Section 8).
3. Administration and Delegation
     (a) Administration by Board. The Company’s Management Board and/or Supervisory Board, as may be permitted by applicable law in any particular instance (the “Board”), administers the Plan and has the authority to grant Awards and adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it deems advisable. The Board may construe and interpret the terms of the Plan and any Award agreements entered into under the Plan. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it deems expedient, and it is the sole and final judge of such expediency. All decisions by the Board are made in the Board’s sole discretion and are final and binding on all persons having or claiming any interest in the Plan or in any Award.
     (b) Appointment of Committees. To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (a “Committee”). All references in the Plan to the “Board” mean the Board, a Committee or the officers referred to in Section 3(c), in the latter two cases to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee or officers.
     (c) Delegation to Officers. To the extent permitted by applicable law, the Board may delegate to one or more officers of the Company the power to grant Awards (subject to any limitations under the Plan) to employees or officers of the Company and to exercise such other powers under the Plan as the Board may determine. However, the Board shall fix the terms of such Awards to be granted by such officers (including the exercise price of such Awards, which may include a formula by which the exercise price is determined) and the maximum number of shares subject to such Awards that the officers may grant, and no officer is authorized to grant such Awards to any (1) “executive officer” of the Company (as defined by Rule 3b-7 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), (2) “officer” of the Company (as defined by Rule 16a-1 under the Exchange Act), or (3) member of the Company’s Management Board or Supervisory Board.
4. Ordinary Shares Available for Awards
     (a) Number of Shares; Share Counting.
          (1) Authorized Number of Ordinary Shares. Subject to adjustment under Section 9, the Company may make Awards under the Plan for up to a total of:
               (A) 6,300,000 ordinary shares, €0.01 par value per share, of the Company (the “Ordinary Shares”), plus
               (B) the number of Ordinary Shares subject to awards granted under the Company’s Amended and Restated 2005 Equity Incentive Plan that expire, terminate or are otherwise surrendered, canceled or forfeited.
The Company may grant Incentive Stock Options (as defined in Section 5(b)) under the Plan covering a maximum of 6,300,000 ordinary shares in the aggregate. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.
          (2) Fungible Share Pool. Subject to adjustment under Section 9, any Award that is not a Full Value Award is counted against the share limits specified in Section 4(a)(1) as one Ordinary Share for each Ordinary Share subject to such Award, and any Award that is a Full Value Award is counted against the share limits specified in such Sections as 1.56 Ordinary Shares for each Ordinary Share subject to such Award. “Full Value Award” means any Restricted Share Award or Other Share-Based Award with a per share price or per unit purchase price lower than 100% of the Fair Market Value (as defined below) on the date of grant. To the extent that an Ordinary Share that was subject to an Award that counted as one Ordinary Share is returned to the Plan pursuant to Section 4(a)(3), each applicable share reserve is credited with one Ordinary Share. To the extent that an Ordinary Share that was subject to an Award that counted as 1.56 Ordinary Shares is returned to the Plan pursuant to Section 4(a)(3), each applicable share reserve is credited with one 1.56 Ordinary Shares.

          (3) Share Counting. For purposes of counting the number of shares available under the share limits specified in Section 4(a)(1), the following provisions apply:
               (A) All Ordinary Shares covered by SARs are counted against the share limits specified in Section 4(a)(1), except that if the Company grants an SAR in tandem with an Option for the same number of Ordinary Shares and provides that only one such Award may be exercised (a “Tandem SAR”), only the shares covered by the Option, and not the shares covered by the Tandem SAR, are so counted, and the expiration of one in connection with the other’s exercise does not restore shares to the Plan.
               (B) If any Award (i) expires or is terminated, surrendered or canceled without having been fully exercised or is forfeited in whole or in part (including as the result of Ordinary Shares subject to such Award being repurchased by the Company at the original issuance price pursuant to a contractual repurchase right) or (ii) results in any Ordinary Shares not being issued (including as a result of an SAR that was settleable either in cash or in shares actually being settled in cash), the unused Ordinary Shares covered by such Award are again available for the grant of Awards. However, in the case of Incentive Stock Options, the foregoing is subject to any limitations under the Code; in the case of the exercise of an SAR, the number of shares counted against the share limits specified in Section 4(a)(1) is the full number of shares subject to the SAR multiplied by the percentage of the SAR actually exercised, regardless of the number of shares actually used to settle such SAR upon exercise; and the shares covered by a Tandem SAR do not again become available for grant upon the expiration or termination of such Tandem SAR.
               (C) Ordinary Shares that a Participant delivers to the Company (whether by actual delivery, attestation or net exercise) to (i) purchase Ordinary Shares upon the exercise of an Award or (ii) satisfy tax withholding obligations (including shares retained from the Award creating the tax obligation) are not added back to the number of shares available for the future grant of Awards.
               (D) Ordinary Shares repurchased by the Company on the open market using the proceeds from the exercise of an Award do not increase the number of shares available for future grant of Awards.
     (b) Per Participant Limit. Subject to adjustment under Section 9, the maximum number of Ordinary Shares with respect which to the Company may grant Awards to any Participant under the Plan is 1,000,000 per fiscal year. For purposes of the foregoing limit, the combination of an Option in tandem with an SAR is treated as a single Award. The Company shall construe and apply the per Participant limit described in this Section 4(b) consistently with Section 162(m) of the Code or any successor provision thereto, and the regulations thereunder (“Section 162(m)”).
     (c) Substitute Awards. In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Board may grant Awards in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof, on such terms as the Board deems appropriate in the circumstances, notwithstanding any limitations on Awards contained in the Plan. Substitute

Awards do not count against the overall share limit set forth in Section 4(a)(1) or any sublimits contained in the Plan, except as may be required by reason of Section 422 and related provisions of the Code. For the avoidance of doubt, all Ordinary Shares underlying Awards granted under the Plan are counted on a one-for-one basis for purposes of the sublimit set forth in this section.
5. Share Options
     (a) General. The Board may grant options to purchase Ordinary Shares (each, an “Option”) and shall determine the number of Ordinary Shares covered by each Option, the exercise price of each Option and such conditions and limitations applicable to the exercise of each Option, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable.
     (b) Incentive Stock Options. An Option that the Board intends to be an “incentive stock option” as defined in Section 422 of the Code (an “Incentive Stock Option”) is subject to and construed consistently with the requirements of Section 422 of the Code and may be granted only to employees of Vistaprint N.V., any of the parent or subsidiary corporations of Vistaprint N.V. as defined in Sections 424(e) or (f) of the Code, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code, in each case as of the date of grant of the Option. An Option that is not intended to be an Incentive Stock Option is designated a “Nonstatutory Share Option.” The Company has no liability to a Participant or any other party if an Option (or any part thereof) that is intended to be an Incentive Stock Option is not an Incentive Stock Option or if the Company converts an Incentive Stock Option to a Nonstatutory Share Option.
     (c) Exercise Price. The Board shall establish the exercise price of each Option and specify the exercise price in the applicable Option agreement. The exercise price may not be less than 100% of the fair market value per Ordinary Share as determined by (or in a manner approved by) the Board (“Fair Market Value”) on the date the Option is granted, unless the Board approves the grant of an Option with an exercise price to be determined on a future date, in which case the exercise price may not be less than 100% of the Fair Market Value on such future date.
     (d) Duration of Options. Each Option is exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable option agreement, except that no Option may have a term in excess of 10 years.
     (e) Exercise of Options. Options may be exercised by delivery to the Company of a notice of exercise in a form (which may be electronic) approved by the Company, together with payment in full (in the manner specified in Section 5(f)) of the exercise price for the number of shares for which the Option is exercised. The Company shall deliver Ordinary Shares subject to the Option as soon as practicable after exercise.
     (f) Payment Upon Exercise. Ordinary Shares purchased upon the exercise of an Option granted under the Plan must be paid for as follows:
          (1) in cash or by check, payable to the order of the Company;

          (2) except as the applicable Option agreement may provide or the Board may approve in its sole discretion, by an arrangement that is acceptable to the Company with a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding;
          (3) to the extent provided for in the applicable Option agreement or approved by the Board, in its sole discretion, by delivery (either by actual delivery or attestation) of Ordinary Shares owned by the Participant valued at their Fair Market Value, so long as (i) such method of payment is then permitted under applicable law, (ii) the Participant owned such Ordinary Shares, if acquired directly from the Company, for such minimum period of time, if any, as the Board may establish in its discretion and (iii) such Ordinary Shares are not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements;
          (4) to the extent provided for in the applicable Nonstatutory Share Option agreement or approved by the Board in its sole discretion, by delivery of a notice of “net exercise” to the Company, as a result of which the Participant would receive (i) the number of shares underlying the portion of the Option being exercised, less (ii) such number of shares as is equal to (A) the aggregate exercise price for the portion of the Option being exercised divided by (B) the Fair Market Value on the date of exercise;
          (5) to the extent permitted by applicable law and provided for in the applicable Option agreement or approved by the Board, in its sole discretion, by payment of such other lawful consideration as the Board may determine; or
          (6) by any combination of the above permitted forms of payment.
     (g) Limitation on Repricing. Unless such action is approved by the Company’s shareholders, the Company may not (except as provided for under Section 9) (1) amend any outstanding Option granted under the Plan to provide an exercise price per share that is lower than the then-current exercise price per share of such outstanding Option; (2) cancel any outstanding option (whether or not granted under the Plan) and grant in substitution therefor new Awards under the Plan (other than Awards granted pursuant to Section 4(c)) covering the same or a different number of Ordinary Shares and having an exercise price per share lower than the then-current exercise price per share of the cancelled option; (3) cancel in exchange for a cash payment any outstanding Option with an exercise price per share above the then-current Fair Market Value, other than pursuant to Section 9; or (4) take any other action under the Plan that constitutes a “repricing” within the meaning of the rules of the NASDAQ Stock Market (“NASDAQ”).
6. Share Appreciation Rights
     (a) General. The Board may grant Awards consisting of share appreciation rights (“SARs”) entitling the holder, upon exercise, to receive an amount of Ordinary Shares or cash or a combination thereof (such form to be determined by the Board) determined by reference to appreciation, from and after the date of grant, in the Fair Market Value of an Ordinary Share over the measurement price established pursuant to Section 6(b). The date as of which such appreciation is determined is the exercise date.

     (b) Measurement Price. The Board shall establish the measurement price of each SAR and specify it in the applicable SAR agreement. The measurement price may not be less than 100% of the Fair Market Value on the date the SAR is granted, unless the Board approves the grant of an SAR effective as of a future date, in which case the measurement price may not be less than 100% of the Fair Market Value on such future date.
     (c) Duration of SARs. Each SAR is exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable SAR agreement, except that no SAR may have a term in excess of 10 years.
     (d) Exercise of SARs. SARs may be exercised by delivery to the Company of a notice of exercise in a form (which may be electronic) approved by the Company, together with any other documents required by the Board.
     (e) Limitation on Repricing. Unless such action is approved by the Company’s shareholders, the Company may not (except as provided for under Section 9) (1) amend any outstanding SAR granted under the Plan to provide a measurement price per share that is lower than the then-current measurement price per share of such outstanding SAR; (2) cancel any outstanding SAR (whether or not granted under the Plan) and grant in substitution therefor new Awards under the Plan (other than Awards granted pursuant to Section 4(c)) covering the same or a different number of Ordinary Shares and having an exercise or measurement price per share lower than the then-current measurement price per share of the cancelled SAR; (3) cancel in exchange for a cash payment any outstanding SAR with a measurement price per share above the then-current Fair Market Value, other than pursuant to Section 9; or (4) take any other action under the Plan that constitutes a “repricing” within the meaning of the rules of the NASDAQ.
7. Restricted Shares; Restricted Share Units
     (a) General. The Board may grant Awards entitling recipients to acquire Ordinary Shares (“Restricted Shares”), subject to the right of the Company to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) from the recipient if conditions specified by the Board in the applicable Award are not satisfied before the end of the applicable restriction period(s) established by the Board for such Award. The Board may also grant Awards consisting of restricted share units entitling the recipient to receive Ordinary Shares or cash to be delivered at the time such Award vests (“RSUs”) (Awards of Restricted Shares and RSUs are each referred to herein as a “Restricted Share Award”).
     (b) Terms and Conditions for All Restricted Share Awards. The Board shall determine the terms and conditions of a Restricted Share Award, including the conditions for vesting and repurchase (or forfeiture) and the issue price, if any.
     (c) Additional Provisions Relating to RSUs.
          (1) Settlement. Upon the vesting of and/or lapsing of any other restrictions (i.e., settlement) with respect to each RSU, the Participant is entitled to receive from the Company one Ordinary Share or (if so provided in the applicable Award agreement) an amount of cash equal to the Fair Market Value of one Ordinary Share. The Board may, in its discretion, provide that settlement of RSUs be deferred, on a mandatory basis or at the election of the Participant in a manner that complies with Section 409A of the Code.
          (2) Voting Rights. A Participant has no voting rights with respect to any RSUs.
          (3) Dividend Equivalents. The Award agreement for RSUs may provide Participants with the right to receive an amount equal to any dividends or other distributions declared and paid on an equal number of outstanding Ordinary Share (“Dividend Equivalents”). The Company may pay Dividend Equivalents currently or credit them to an account for the Participant, may settle Dividend Equivalents in cash and/or Ordinary Shares and may provide that the Dividend Equivalents are subject to the same restrictions on transfer and forfeitability as the RSUs with respect to which they are paid, in each case to the extent provided in the Award agreement.
8. Other Share-Based Awards
     (a) General. The Company may grant to Participants hereunder other Awards of Ordinary Shares and other Awards that are valued in whole or in part by reference to, or are otherwise based on, Ordinary Shares or other property (“Other Share-Based-Awards”). Such Other Share-Based Awards are also available as a form of payment in the settlement of other Awards granted under the Plan or as payment in lieu of compensation to which a Participant is otherwise entitled. The Company may pay Other Share-Based Awards in Ordinary Shares or cash, as the Board determines.
     (b) Terms and Conditions. Subject to the provisions of the Plan, the Board shall determine the terms and conditions of each Other Share-Based Award, including any purchase price applicable thereto.
9. Adjustments for Changes in Ordinary Shares and Certain Other Events
     (a) Changes in Capitalization. In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of Ordinary Shares other than an ordinary cash dividend, the Company shall equitably adjust (or make substituted Awards, if applicable) in the manner determined by the Board (i) the number and class of securities available under the Plan, (ii) the share counting rules, fungible share pool and sublimits set forth in Sections 4(a) and 4(b), (iii) the number and class of securities and exercise price per share of each outstanding Option, (iv) the share and per-share provisions and the measurement price of each outstanding SAR, (v) the number of shares subject to and the repurchase price per share subject to each outstanding Restricted Share Award, and (vi) the share and per-share-related provisions and the purchase price, if any, of each outstanding Other Share-Based Award. Without limiting the generality of the foregoing, if the Company effects a split of the Ordinary Shares by means of a stock dividend and the exercise price of and the number of shares subject to an outstanding Option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then an optionee who exercises an Option between the record date and the distribution date for such stock dividend is entitled to receive, on the distribution date, the stock dividend with respect to the Ordinary Shares acquired upon such Option exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.
     (b) Reorganization Events.
          (1) Definition. A “Reorganization Event” means (a) any merger or consolidation of the Company with or into another entity as a result of which all of the Ordinary Shares of the Company are converted into or exchanged for the right to receive cash, securities or other property or are cancelled; (b) any transfer or disposition of all of the Ordinary Shares of the Company for cash, securities or other property pursuant to a share exchange or other transaction; or (c) any liquidation or dissolution of the Company.
          (2) Consequences of a Reorganization Event on Awards Other than Restricted Shares.
               (A) In connection with a Reorganization Event, the Board may take any one or more of the following actions as to all or any (or any portion of) outstanding Awards other than Restricted Shares on such terms as the Board determines (except to the extent specifically provided otherwise in an applicable Award agreement or another agreement between the Company and the Participant): (i) provide that the acquiring or succeeding corporation (or an affiliate thereof) assume such Awards or substitute substantially equivalent awards; (ii) upon written notice to a Participant, provide that all of the Participant’s unexercised Awards will terminate immediately before the consummation of such Reorganization Event unless exercised by the Participant (to the extent then exercisable) within a specified period after the date of such notice; (iii) provide that outstanding Awards become exercisable, realizable, or deliverable, or restrictions applicable to an Award lapse, in whole or in part before or upon such Reorganization Event; (iv) in the event of a Reorganization Event under the terms of which holders of Ordinary Shares will receive upon consummation thereof a cash payment for each Ordinary Share surrendered in the Reorganization Event (the “Acquisition Price”), make or provide for a cash payment to Participants with respect to each Award held by a Participant equal to (A) the number of Ordinary Shares subject to the vested portion of the Award (after giving effect to any acceleration of vesting that occurs upon or immediately before such Reorganization Event) multiplied by (B) the excess, if any, of (I) the Acquisition Price over (II) the exercise, measurement or purchase price of such Award and any applicable tax withholdings, in exchange for the termination of such Award; (v) provide that, in connection with a liquidation or dissolution of the Company, Awards convert into the right to receive liquidation proceeds (if applicable, net of the exercise, measurement or purchase price thereof and any applicable tax withholdings); and (vi) any combination of the foregoing. In taking any of the actions permitted under this Section 9(b)(2), the Board is not obligated by the Plan to treat all Awards, all Awards held by a Participant, or all Awards of the same type, identically.
               (B) Notwithstanding the terms of Section 9(b)(2)(A), in the case of outstanding RSUs that are subject to Section 409A of the Code: (i) if the applicable RSU agreement provides that the RSUs shall be settled upon a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(i), and the Reorganization Event constitutes such a “change in control event,” then no assumption or substitution is permitted pursuant to Section 9(b)(2)(A)(i) and the RSUs shall instead be settled in accordance with the terms of the applicable RSU agreement; and (ii) the Board may only undertake the actions set forth in clauses (iii), (iv) or (v) of Section 9(b)(2)(A) if the Reorganization Event constitutes a “change in control event” as defined under Treasury Regulation Section 1.409A-3(i)(5)(i) and such action is permitted or required by Section 409A of the Code. If the Reorganization Event is not a “change in control event” as so defined or such action is not permitted or required by Section 409A of the Code, and the acquiring or succeeding corporation does not assume or substitute the RSUs pursuant to clause (i) of Section 9(b)(2)(A), then the unvested RSUs terminate immediately before the consummation of the Reorganization Event without any payment in exchange therefor.
               (C) For purposes of Section 9(b)(2)(A)(i), an Award (other than Restricted Shares) is considered assumed if, after consummation of the Reorganization Event, such Award confers the right to purchase or receive pursuant to the terms of such Award, for each Ordinary Share subject to the Award immediately before the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Ordinary Shares for each Ordinary Share held immediately before the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Ordinary Shares); provided, however, that if the consideration received as a result of the Reorganization Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise or settlement of the Award to consist solely of such number of shares of common stock of the acquiring or succeeding corporation (or an affiliate thereof) that the Board determined to be equivalent in value (as of the date of such determination or another date specified by the Board) to the per share consideration received by holders of outstanding Ordinary Shares as a result of the Reorganization Event.
               (3) Consequences of a Reorganization Event on Restricted Shares. Upon the occurrence of a Reorganization Event other than a liquidation or dissolution of the Company, the repurchase and other rights of the Company with respect to outstanding Restricted Shares inure to the benefit of the Company’s successor and, unless the Board determines otherwise, apply to the cash, securities or other property which the Ordinary Shares were converted into or exchanged for pursuant to such Reorganization Event in the same manner and to the same extent as they applied to such Restricted Shares; provided, however, that the Board may provide for termination or deemed satisfaction of such repurchase or other rights under the instrument evidencing any Restricted Shares or any other agreement between a Participant and the Company, either initially or by amendment. Upon the occurrence of a Reorganization Event involving the liquidation or dissolution of the Company, except to the extent specifically provided to the contrary in the instrument evidencing any Restricted Shares or any other agreement between a Participant and the Company, all restrictions and conditions on all Restricted Shares then outstanding are automatically deemed terminated or satisfied.

10. General Provisions Applicable to Awards
     (a) Transferability of Awards. The person who is granted an Award may not sell, assign, transfer, pledge or otherwise encumber such Award, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an Incentive Stock Option and Awards that are subject to Section 409A of the Code, pursuant to a qualified domestic relations order. During the life of the Participant, only the Participant may exercise such Award. Notwithstanding the immediately preceding two sentences, the Board may permit or provide in an Award for the gratuitous transfer of the Award by the Participant without consideration, subject to any limitations that the Board deems appropriate. The Company is not required to recognize any such permitted transfer until such time as such permitted transferee, as a condition to such transfer, delivers to the Company a written instrument in form and substance satisfactory to the Company confirming that such transferee is bound by all of the terms and conditions of the Award. References to a Participant, to the extent relevant in the context, include references to authorized transferees. For the avoidance of doubt, nothing contained in this Section 10(a) is deemed to restrict a transfer to the Company.
     (b) Documentation. Each Award is evidenced in such form (written, electronic or otherwise) as the Board determines. Each Award may contain terms and conditions in addition to those set forth in the Plan.
     (c) Board Discretion. Except as otherwise provided by the Plan, the Company may make each Award alone or in addition or in relation to any other Award. The terms of each Award need not be identical, and the Board need not treat Participants uniformly. The Board may also use different methods to determine Fair Market Value depending on whether the Fair Market Value is in reference to the grant, exercise, vesting, settlement, or payout of an Award.
     (d) Termination of Status. The Board shall determine the effect on an Award of the disability, death, termination or other cessation of employment, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant or the Participant’s legal representative, conservator, guardian or Designated Beneficiary may exercise rights under the Award. “Designated Beneficiary” means (i) the beneficiary that a Participant designates, in a manner determined by the Board, to receive amounts due or exercise rights of the Participant in the event of the Participant’s death or (ii) in the absence of an effective designation by a Participant, the Participant’s estate.
     (e) Withholding. The Participant must satisfy all applicable federal, state, local, social or other income and employment tax withholding obligations before the Company will deliver Ordinary Shares or otherwise recognize ownership of Ordinary Shares under an Award. The Company may decide to satisfy the withholding obligations through additional withholding on salary, wages or other compensation or amounts owed to the Participant. If the Company elects not to or cannot withhold from other compensation, the Participant must pay the Company the full amount, if any, required for withholding or have a broker tender to the Company cash equal to the withholding obligations. Payment of withholding obligations is due before the Company will issue any shares on exercise, vesting or release from forfeiture of an Award or at the same time as payment of the exercise or purchase price, unless the Company determines otherwise. If provided for in an Award or approved by the Board in its sole discretion, a Participant may satisfy such tax obligations in whole or in part by delivery (either by actual delivery or attestation) of Ordinary Shares, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value. However, except as otherwise provided by the Board, the total tax withholding where Ordinary Shares are being used to satisfy such tax obligations cannot exceed the Company’s minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income). Shares used to satisfy tax withholding requirements cannot be subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements.
     (f) Amendment of Award. Except as otherwise provided in the Plan, the Board may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or realization, and converting an Incentive Stock Option to a Nonstatutory Share Option. The Participant’s consent to such action is required unless (i) the Board determines that the action, taking into account any related action, does not materially and adversely affect the Participant’s rights under the Plan or (ii) the change is permitted under Section 9.
     (g) Conditions on Delivery of Shares. The Company is not obligated to deliver any Ordinary Shares pursuant to the Plan or to remove restrictions from shares previously issued or delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company; (ii) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and regulations and any applicable stock exchange or stock market rules and regulations; and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.
     (h) Acceleration. The Board may at any time provide that any Award becomes immediately exercisable in whole or in part, free of some or all restrictions or conditions, or otherwise realizable in whole or in part, as the case may be.
     (i) 162(m) Performance Awards.
          (1) Grants. The Company may make Restricted Share Awards and Other Share-Based Awards under the Plan that are subject to the achievement of performance goals pursuant to this Section 10(i) and that are intended to qualify as “performance-based compensation” under Section 162(m) (“Performance-Based Compensation”). Such Awards are referred to as “162(m) Performance Awards.”
          (2) Committee. Only a Committee (or a subcommittee of a Committee) comprising solely two or more directors eligible to serve on a committee making Awards qualifying as “performance-based compensation” under Section 162(m) may make grants of 162(m) Performance Awards to any Covered Employee (as defined below) that are intended to qualify as Performance-Based Compensation. In the case of such Awards granted to Covered Employees, references to the Board or to a Committee are treated as referring to such Committee

(or subcommittee). “Covered Employee” means any person who is, or who the Committee in its discretion determines may be, a “covered employee” under Section 162(m)(3) of the Code.
          (3) Performance Measures. For any Award that is intended to qualify as Performance-Based Compensation, the Committee shall specify that the degree of granting, vesting and/or payout is subject to the achievement of one or more objective performance measures established by the Committee that are based on the relative or absolute attainment of specified levels of one or any combination of the following, which may be determined pursuant to United States generally accepted accounting principles or on a non-US GAAP basis, as determined by the Committee:
•	increase in shareowner value;

•	earnings per share;

•	revenue;

•	revenue less cost of revenue;

•	gross profit;

•	operating expenses;

•	net income;

•	return on assets;

•	return on shareowners’ equity;

•	increase in cash flow;

•	operating profit;

•	revenue growth;

•	return on capital;

•	return on invested capital;

•	earnings before interest, taxes, depreciation and amortization;

•	operating income;

•	pre-tax operating income.
          Such goals may reflect absolute entity or business unit performance or a relative comparison to the performance of a peer group of entities or other external measure of the selected performance criteria, may be determined on a per-Ordinary Share basis and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. The Committee may specify that such performance measures are adjusted to exclude any one or more of (i) extraordinary items, (ii) gains or losses on the dispositions of discontinued operations, (iii) the cumulative effects of changes in accounting principles, (iv) the writedown of any asset, (v) fluctuation in foreign currency exchange rates, and (vi) charges for restructuring and rationalization programs. Such performance measures (a) may vary by Participant and may be different for different Awards; (b) may be particular to a Participant or the department, branch, line of business, subsidiary or other unit in which the Participant works and may cover such period as may be specified by the Committee; and (c) shall be set by the Committee within the time period prescribed by, and otherwise comply with the requirements of, Section 162(m). Awards that are not intended to qualify as Performance-Based Compensation may be based on these or such other performance measures as the Board may determine.

          (4) Adjustments. Notwithstanding any provision of the Plan, with respect to any 162(m) Performance Award that is intended to qualify as Performance-Based Compensation, the Committee may adjust downwards, but not upwards, the cash or number of shares payable pursuant to such Award, and the Committee may not waive the achievement of the applicable performance measures except in the case of the death or disability of the Participant or a change in control of the Company.
          (5) Other. The Committee has the power to impose such other restrictions on 162(m) Performance Awards as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for Performance-Based Compensation.
11. Miscellaneous
     (a) No Right To Employment or Other Status. No person has any claim or right to be granted an Award by virtue of the adoption of the Plan, and the grant of an Award may not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.
     (b) No Rights As Shareholder. Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary has any rights as a shareholder with respect to any Ordinary Shares to be distributed with respect to an Award until becoming the record holder of such shares.
     (c) Effective Date and Term of Plan. The Plan becomes effective on the date the Plan is approved by the Company’s shareholders. The Company shall not grant any Awards under the Plan after the expiration of 10 years from the date of shareholder approval, but Awards previously granted may extend beyond that date.
     (d) Amendment of Plan. The Board may amend, suspend or terminate the Plan or any portion thereof at any time, except that (i) to the extent required by Section 162(m), no Award granted to a Participant that is intended to comply with Section 162(m) after the date of such amendment may become exercisable, realizable or vested, as applicable to such Award, until the Company’s shareholders approve such amendment in the manner required by Section 162(m); (ii) no amendment that would require shareholder approval under the rules of the NASDAQ may be made effective until the Company’s shareholders approve such amendment; and (iii) if the NASDAQ amends its corporate governance rules so that such rules no longer require shareholder approval of “material amendments” to equity compensation plans, then, from and after the effective date of such amendment to the NASDAQ rules, no amendment to the Plan (A) materially increasing the number of shares authorized under the Plan (other than pursuant to Section 4(c) or 9), (B) expanding the types of Awards that may be granted under the Plan, or (C) materially expanding the class of participants eligible to participate in the Plan is effective until the Company’s shareholders approve such amendment. In addition, if at any time the approval of the Company’s shareholders is required as to any other modification or amendment under Section 422 of the Code or any successor provision with respect to Incentive Stock Options, the Board may not effect such modification or amendment without such approval.

Unless otherwise specified in the amendment, any amendment to the Plan adopted in accordance with this Section 11(d) applies to, and is binding on the holders of, all Awards outstanding under the Plan at the time the amendment is adopted, so long as the Board determines that such amendment, taking into account any related action, does not materially and adversely affect the rights of Participants under the Plan.
     (e) Authorization of Sub-Plans (including for grants to non-U.S. employees). The Board may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable securities, tax or other laws of various jurisdictions. The Board may establish such sub-plans by adopting supplements to the Plan containing (i) such limitations on the Board’s discretion under the Plan as the Board deems necessary or desirable or (ii) such additional terms and conditions not otherwise inconsistent with the Plan as the Board deems necessary or desirable. All supplements adopted by the Board are deemed to be part of the Plan, but each supplement applies only to Participants within the affected jurisdiction and the Company is not required to provide copies of any supplement to Participants in any jurisdiction that is not the subject of such supplement.
     (f) Compliance with Section 409A of the Code. Except as provided in individual Award agreements initially or by amendment, if and to the extent (i) any portion of any payment, compensation or other benefit provided to a Participant pursuant to the Plan in connection with his or her employment termination constitutes “nonqualified deferred compensation” within the meaning of Section 409A of the Code and (ii) the Participant is a specified employee as defined in Section 409A(a)(2)(B)(i) of the Code, in each case as determined by the Company in accordance with its procedures, by which determinations the Participant (through accepting the Award) agrees that he or she is bound, such portion of the payment, compensation or other benefit will not be paid before the day that is six months plus one day after the date of “separation from service” (as determined under Section 409A of the Code) (the “New Payment Date”), except as Section 409A of the Code may then permit. The Company shall pay to the Participant in a lump sum on such New Payment Date the aggregate of any payments that otherwise would have been paid to the Participant during the period between the date of separation from service and the New Payment Date, and the Company shall make any remaining payments on their original schedule.
The Company makes no representations or warranty and has no liability to the Participant or any other person if any provisions of or payments, compensation or other benefits under the Plan are determined to constitute nonqualified deferred compensation subject to Section 409A of the Code but do not to satisfy the conditions of that section.
     (g) Limitations on Liability. Notwithstanding any other provisions of the Plan, no individual acting as a director, officer, employee or agent of the Company is liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan, nor is any such individual personally liable with respect to the Plan because of any contract or other instrument he or she executes in his or her capacity as a director, officer, employee or agent of the Company. The Company shall indemnify and hold harmless each director, officer, employee or agent of the Company to whom any duty or power relating to the administration or interpretation of the Plan is delegated, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Board’s approval) arising out of any act or omission to act concerning the Plan unless arising out of such person’s own fraud or bad faith.

     (h) Governing Law. The provisions of the Plan and all Awards made hereunder are governed by and interpreted in accordance with the laws of the Netherlands, excluding choice-of-law principles.

Adopted by the Company’s Supervisory Board and Management Board on May 26, 2011 and by the Company’s shareholders on June 30, 2011.